Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart, Inc.

Announces Appointment of Interim CFO

Fairfield, California (March 4, 2003)  Copart, Inc. (Nasdaq:  CPRT) today announced the appointment of Simon Rote as its Acting Chief Financial Officer, reporting to Willis J. Johnson, Copart’s Chief Executive Officer.  Mr. Rote will serve as acting CFO pending the Company’s search for a new chief financial officer to replace Wayne R. Hilty, whose employment with the Company ended effective March 3, 2003. Mr. Hilty’s departure from the Company was for personal reasons and was not related to any disagreement concerning the Company’s financial reports or financial disclosures. Mr. Hilty had served as the Company’s Senior Vice President and Chief Financial Officer since January 1998.

Mr. Rote has been with Copart since 1997, serving most recently in the capacity of Controller.  Before joining Copart, Mr. Rote worked for KPMG in Oakland, California.

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 101 facilities in 40 states. It also provides services in other locations through its national network of independent salvage vehicle processors.

Contact:	Paul Styer
(707) 639-5030

Copart, Inc. — 4665 Business Center Drive, Fairfield, California 94534 — (707) 639-5000